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EXHIBIT 10.3 - Ishii Employment Contract

                              EMPLOYMENT AGREEMENT

This Agreement made and entered into by and between AJOL ("Employer") and Nobuyuki Ishii ("Employee") as follows.

1.       Purpose
         a. Employee engages in occupations which are set forth in Section 2 of this Agreement by direction of Employer and fulfills the duties responsibly as ordered by Employer. Employer shall pay a salary for the service.

2.       Occupation
         a. Employee will work as a director having duties in an employee's capacity whose core duties include in-house and external negotiations, procedure arrangements and supervision and direction for staff. Employee will engage in general business of AJOL such as sales, assisting sales, office duties, counting, production, distribution, operations and technology as directed by Employer.

3.       Work location
         a. Regular work location is in the Tokyo metropolitan and within Kanto prefectures.

4.       Work hours
         a.       Regular shift is from 8:00 am to 5:00 pm.
         b.       Evening shift is from 1:00 pm to 10:00 pm.
         c.       Holiday shift hour is from 9:00 am to 5:00 pm.
         d. Regular break is from 12:00 pm to 1:00 pm and from 3:00 pm to 3:20 pm in regular shift and also from 6:00 to 6:40 for overtime work passed 8:00pm. Evening shift break is from 3:00 pm to 3:20 pm and from 6:00 pm and 7:00 pm in evening shift.
         e. However, work hours and break time may change for overtime work as needed.

5.       Holidays
         a. Regular holidays are Saturdays, Sundays, national holidays and holidays which Employer sets forth.

6.                Supervision of work hours
         a. Work attendance shall be under the self direction and supervision of the employee. Employee shall submit a designated form only for the case of work absence, and tardiness and leaving early more than half day. Arriving after 1:00 pm and leaving before 12:00 pm are considered as tardiness and leaving early of more than half day.

7.                Annual paid holidays
         a. Employee will receive 10 days paid vacation per year on the 1st day of the month after having worked at least 80% of the business days for three months since joining. One vacation day will be added after the 2nd year and two days will be added each year after 3 years 3 months of continued work. The maximum cumulative vacation accrual allowed is 20 days.


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         b.       Employee shall submit the designated form to the department manager and acquire an approval at least one day before Employee uses paid vacation. Employee shall submit a request to President by fax by 12:00am of the day before in cases where the manager is not available. If Employee doesn't have access to fax machine, Employee must report to President by text messaging to his cellular phone or leaving a message in his voicemail.
         c. Failure to properly submit the vacation request form will result in an uncompensated absence day whereby Employee can't transfer such absence days to annual paid vacations.

8.       Salary
         a. Annual salary of Employee is 12,000,000 yen which 1,000,000 yen is paid monthly.
         b. Payroll closing date is every 15th and payment of salary from 16th of the previous month to 15th of the current month is made into the designated bank account every 25th of the month.
         c. Commuting allowances to the work location which is calculated by the shortest route AJOL approves will be paid to Employee, who uses public transportation such as train and bus. However, the maximum allowance amount should not exceed the nontaxable amount.
         d. For Employee's absence, the following amount per day will be deducted by the half day.
                  Monthly salary x12 / (365-120)
         e.       Travel allowance will be paid as follows.
                  1) Employee shall submit a business trip request form at least one day before business trip and be self-proven to receive travel allowance unless the trip is an accidental event.
                  2)       Approved accommodation charge shall be 12,000 yen.
                  3)       Daily allowance shall be 6,000 yen per day.
                  4) In cases where Employee stays at an accommodation whose charge exceeds the approved accommodation charge, actual expenses will be paid only if Employee stays with President or business partners.
                  5) Accommodation charges will be paid if Employee stays the day before or after events for the convenience of traveling or preparation.
                  6) Daily allowance is paid when Employee attends Acube events or events held by business partners, memorial services of employees and business partners, and other important duties in Tokyo and the 3 neighboring prefectures
                  7) Travel allowance will be paid but not daily allowance when Employee attends in-house and external training, in-house events, events held by business partners, wedding receptions of employees and business partners, and the duties to pursue these events.


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                  8)       Daily allowance will be paid for the departure and
                           arrival days if the duties on the business trip are important, but will not be paid during traveling and days for preparations.
                  9) However, daily allowance will be paid for the days if a day before events or two days after events fall into a holiday in Tokyo and 3 neighboring prefectures.

9.       Service Discipline
         a. Employee shall work honestly according to Employer's direction and strictly observe the company rules and regulations and the service discipline of the pledge.

10.      Approval items by Employee
         a.       Employee accepts the approval items on the pledge.

11.      Indemnification for damage
         a. If Employee causes damage or loss of credibility to Employer by violating the company rules and the other regulations by a serious mistake or deliberatively, Employee must bear the responsibility for indemnifying the damage.

12.      Term
         a.       Agreement term is from July 1, 2003 to June 30, 2004.
         b. Employer will give a renewal or termination notice to Employee at least 30 days before the termination date.

13.      Termination
         a. Employer can terminate this Agreement by giving a notice if there are any significant reasons caused by Employee violating the company rules and the other regulations.
         b. Employer can terminate this Agreement by giving at least 30 days notice if there are particular unavoidable reasons.
         c. Employee can terminate this Agreement by giving 14 days notice to Employer based on 15th or the end of month being a termination date as a general rule.